EX-99.S

Calculation of Filing Fee Tables

Form N-2

(Form Type)

CBRE Global Real Estate Income Fund

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities	Equity	Common Shares of Beneficial Interest, par value $0.001 per share	Rule 429	29,517,416	$4.80(1)
	Total Offering Amounts					$141,683,741		$20,590.35(2)	N-2SAR	333-269889(3)	February 21, 2023	$20,590.358(2)
	Total Fees Previously Paid							$20,590.35(2)
	Total Fee Offsets							$0
	Net Fee Due							$0
(1)	Based on the average of the high and low prices for the Trust’s Common Shares as reported on the New York Stock Exchange, Inc. on February 9, 2026.

(2)	Pursuant to Rule 429 under the Securities Act of 1933, filing fee previously paid on unsold securities from the prior registration statement and being carried forward to this registration statement. Fee based on the average of the high and low prices for the Trust’s Common Shares as reported on the New York Stock Exchange, Inc. on September 11, 2024 for 40,000,000 common shares with a total offering amount of $254,400,000 at a fee rate of $110.20 with a proposed maximum offering price per unit of $6.36.

(3)	Shares carried over to a new N-2SAR filed on February 6, 2026, file no. 333-293257.